Exhibit 10.27



                              Gantos, Inc.
                          3260 Patterson, S.E.
                      Grand Rapids, Michigan 49512

                             March 19, 1996

L. Douglas Gantos
3260 Patterson, S.E.
Grand Rapids, Michigan  49512

Dear Mr. Gantos:

     We have entered into a letter agreement, dated March 27, 1995 (the "Agreement"), with respect to your employment with Gantos, Inc. ("Gantos"). The time that you are required to be Gantos' Chairperson of the Board and Chief Executive Officer under the Agreement could end as early as March 31, 1996, and you and Gantos desire to revise the Agreement to provide for the terms of your employment by Gantos after that date. This letter (the "Amendment") states our agreement with respect to the changes to the Agreement and your employment with Gantos.

     1. Position and Duties.

          (a) The Agreement is amended by substituting the following for the second and third sentences in the first paragraph of Paragraph 1 of the
     Agreement:

         "Beginning on the Start Date and during the term of your employment under this agreement (as defined in Paragraph 2), you will be employed as the Chairperson of the Board and Chief Executive Officer of Gantos until the earlier of (i) 90 days after written notice from either of us to the other of the termination of your employment as Gantos' Chief Executive Officer is deemed given pursuant to Paragraph 8.(e), and (ii) 60 days after (A) Gantos hires a Chief Operating Officer, and (B) Gantos' Board of Directors determines that such Chief Operating Officer might become Gantos' Chief Executive Officer, either by approving an employment agreement that provides for the possibility of such person becoming Chief Executive Officer or by adopting a resolution stating that such person might become Gantos' Chief Executive Officer in the future (the "Full Time Period"). During the term of this agreement after the Full Time Period, you will serve either as part-time Chairperson of the Board of Gantos or as a consultant to Gantos for the remaining term of this agreement."

          (b) The Agreement is amended by substituting the following for the second paragraph of Paragraph 1 of the Agreement:

                  "You will devote such working time, attention and best efforts to your position with Gantos as you and Gantos agree are reasonably necessary to perform your duties under this agreement; provided that you may continue to have the outside interests and


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Mr. L. Douglas Gantos
March 19, 1996
Page 2


         may continue to devote working time, attention and efforts to those businesses and activities existing as of the Start Date, including, without limitation, Four 'D' Investment Company, Four 'G' Investment Company and Four G Investment Corporation, and any other outside interests that do not compete with Gantos' business (collectively, "Outside Interests"); and provided further that after the Full Time Period you will not be required to devote more than 25 hours a month to your duties under this agreement."

          (c) The Agreement is amended by substituting the following for the second to last sentence of the third paragraph of Paragraph 1 of the
     Agreement:

         "During the Full Time Period, you will be required to spend such time in Grand Rapids as you and Gantos agree is reasonably necessary to perform your duties under this agreement."

     2. Bonus. The Agreement is amended by adding the following Paragraph 3.(e) to the Agreement:

                  "(e) If, with respect to the fiscal year in which the Full Time Period ends, you are not eligible to participate in the executive bonus plan established by Gantos' Compensation Committee (the "Bonus Plan"), if any, or any of your salary and consulting fees paid during such fiscal year under Paragraph 3.(a) are not considered in calculating your bonus under such Bonus Plan, or both, for example, because you are not an executive officer of Gantos as of the end of such fiscal year, in addition to your other compensation under this agreement, you will receive the difference between, (i) the bonus payable to you under the Bonus Plan as if you were eligible to participate in such Bonus Plan and all of your salary and consulting fees paid during such fiscal year under Paragraph 3.(a) were considered in calculating your bonus under such Bonus Plan, and (ii) the amount actually paid or payable to you under such Bonus Plan. Such amount shall be paid to you if and when bonuses are paid to participants in such Bonus Plan."

     3. Termination Without Good Reason. The Agreement is amended by substituting the following for the last sentence of Paragraph 2.(d) of the
Agreement:

         "Such termination by you shall be effective 90 days after such notice is deemed given pursuant to Paragraph 8.(e)."

     4. Fringe Benefits.

          (a) The Agreement is amended by substituting "Full Time Period" for the phrase "Full Time Term" at the end of the first sentence in Paragraph 5.(a) of the Agreement.


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Mr. L. Douglas Gantos
March 19, 1996
Page 3

          (b) Paragraph 5.(c) of the Agreement is amended by adding to following to the end of Paragraph 5.(c):

         "You will also be reimbursed for all reasonable and necessary travel expenses to and from Grand Rapids and, after you have sold your Grand Rapids residence, for all reasonable and necessary interim living expenses while you are in Grand Rapids, including, without limitation, expenses for meals and lodging, all in connection with the performance of your duties under this agreement, upon presentation of expense vouchers for such expenses in accordance with Gantos' usual accounting procedures for reimbursement of travel expenses."

     5. No Other Change. Except as modified by this Amendment, the Agreement shall continue in full force according to its terms and is ratified.

     6. Counterparts. This Amendment may be signed in counterparts, both of which together will be deemed an original of this Amendment. This Amendment will also be effective if evidences by signed copies transmitted by telecopier or facsimile transmission.

     If this letter correctly expresses our mutual understanding, please sign and date the enclosed copy and return it to us.


                                        Very truly yours,
                                        GANTOS, INC.


                                        By: /s/ Kenneth Green
                                            --------------------------------
                                            Kenneth Green, Vice President
The terms of this agreement
are accepted and agreed to
on March 19, 1996:

/s/ L. Douglas Gantos
- - ---------------------
L. Douglas Gantos